As filed with the Securities and Exchange Commission on July 14, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMUNITY BANCORP

(Exact name of registrant as specified in its charter)

Nevada	01-0668846
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 South 4th Street, Suite 215
Las Vegas, Nevada	89101
(Address of Principal Executive Offices)	(Zip Code)

2005 EQUITY BASED COMPENSATION PLAN

(Full title of plan)

EDWARD M. JAMISON

President and Chief Executive Officer

Community Bancorp

400 South 4th Street, Suite 215

Las Vegas, NV 89101

(Name and address of agent for service)

(702) 878-0700

(Telephone number, including area code, of agent for service)

Copies of communications to:

John F. Stuart, Esq.

Reitner, Stuart & Moore

1319 Marsh Street

San Luis Obispo, CA 93401

(805) 545-8590

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value	1,012,539	$31.05	$31,439,335	$3,701

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the plan to which this registration relates by reason of any anti-dilution provisions, stock dividend, stock split, recapitalization or any other similar transaction or action taken effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(h) under the Securities Act. The computation with respect to unissued awards is based upon the average high and low sale prices of the registrant’s common stock as reported on the Nasdaq National Market on July 12, 2005

Part I Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and pursuant to the Note to Part I of From S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and pursuant to the Note to Part I of From S-8.

Part II Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference.

(a)	The registrant’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2004;

(b)	The registrant’s Current Reports on Form 8-K filed on January 28, February 7, April 22, May 20, May 27, and June 15, 2005;

(c)	The registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005; and

(d)	The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form 8-A filed with the Commission under section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) on November 24, 2004, including any amendment or report filed for the purpose of updating such description.

Additionally, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and be part thereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The registrant’s Bylaws provide that it will indemnify any individual made a party to a proceeding because the individual is or was a director or officer against liability incurred in the proceeding to the full extent permitted by the Nevada Revised Statutes (“NRS”). As permitted by the NRS, the registrant will indemnify a director or officer if the individual acted in good faith in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The NRS does not permit indemnification as to any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction to be liable to the registrant, or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that in view of all of the circumstance of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The registrant has a Directors’ and Officers’ Liability Insurance Policy that provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1*	2005 Equity Based Compensation Plan

5.1	Opinion of Reitner, Stuart & Moore regarding legality of the securities covered by the Registration Statement

23.1	Consent of Reitner, Stuart & Moore (included in Exhibit 5.1)

23.2	Consent of McGladrey & Pullen, LLP

*	Incorporated herein by reference from the registrant’s proxy statement filed with the Commission on Schedule 14A on April 19, 2005 for its 2005 annual meeting.

Item 9. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant=s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable), each filing of an employee benefit plan=s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements of filing on Form S-8 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Las Vegas, State of Nevada on June 23, 2005.

COMMUNITY BANCORP

By:	/s/ EDWARD M. JAMISON
Edward M. Jamison
President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 23, 2005.

Signature	Capacity

/s/ EDWARD M. JAMISON	President, Chief Executive Officer and Director (Principal Executive Officer)
Edward M. Jamison

/s/ CATHY ROBINSON	Chief Financial Officer and Executive Vice President (Principal Financial and Accounting Officer)
Cathy Robinson

/s/ NOALL J. BENNETT	Director, Chairman of Board
Noall J. Bennett

/s/ CHARLES R. NORTON	Director
Charles R. Norton

/s/ GARY W. STEWART	Director
Gary W. Stewart

/s/ RUSSELL C. TAYLOR	Director
Russell C. Taylor

Jacob Bingham	Director